UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 24, 2014

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

660 Madison Avenue, Suite 1700 New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event.

Following recent discussions with representatives of the Food and Drug Administration (FDA) and the Biomedical Advanced Research and Development Authority (BARDA) concerning SIGA Technologies, Inc.’s (“SIGA”) smallpox antiviral drug Tecovirimat (also known as ST-246), SIGA expects the provisional dosage for Tecovirimat will be increased to 600 mg administered twice daily (600 mg BID or 1,200 mg per day) from the previous provisional dosage of 600 mg once daily (or 600 mg per day). To accommodate the new provisional dosage, SIGA anticipates extending its delivery schedule of Tecovirimat to BARDA.

The extended delivery schedule is expected to result in the delivery of approximately 360,000 courses at the new provisional dosage in the first quarter of 2015 rather than approximately 710,000 courses as contemplated previously. Accordingly, there will be a reduction in expected payments to SIGA for the delivery of those courses from approximately $89 million to approximately $48 million. Deliveries of additional courses in fulfillment of the BARDA contract are expected to occur in 2016, at which time SIGA expects to receive payments of approximately $41 million. In addition, SIGA may be required to supplement previously delivered courses of Tecovirimat, at no additional cost to BARDA, with additional dosages so that all of the courses previously delivered to BARDA will be at the new provisional dosage.

It is anticipated that SIGA’s contract with BARDA will be modified to reflect the above increase in dosage and extended delivery schedule. This modification is subject to the approval of the Bankruptcy Court which SIGA intends to seek in connection with the assumption of the BARDA contract (as so modified) under the provisions of the Bankruptcy Code.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SIGA TECHNOLOGIES, INC.

By: /s/ Daniel J. Luckshire
Name:    Daniel J. Luckshire
Title:    Chief Financial Officer

Date:  December 24, 2014